Exhibit 99.1

Accenture Reports Strong Third-Quarter Fiscal 2011 Results,

With Record Quarterly Revenues and EPS

— Revenues increase 21% in U.S. dollars and 15% in local currency, to $6.7 billion —

— EPS up 27%, to $0.93 —

— New bookings are $7.1 billion —

— Company raises outlook for full-year revenue growth to range of 14% to 15% in local currency and outlook for full-year EPS to range of $3.36 to $3.40 —

NEW YORK; June 23, 2011 — Accenture (NYSE: ACN) reported strong financial results for the third quarter of fiscal 2011, ended May 31, 2011, with net revenues of $6.7 billion, an increase of 21 percent in U.S. dollars and 15 percent in local currency over the same period last year. Diluted earnings per share were $0.93, an increase of $0.20, or 27 percent, over the same period last year.

Operating income was $949 million, an increase of 18 percent over the same period last year, and operating margin was 14.1 percent.

New bookings for the quarter were $7.1 billion, with consulting bookings of $3.7 billion and outsourcing bookings of $3.4 billion.

Pierre Nanterme, Accenture’s chief executive officer, said, “We are very pleased with our third-quarter results. The continued momentum in our business and the focused execution of our growth strategy enabled us to achieve our highest quarterly revenues ever, of more than $6.7 billion. Four of our five operating groups, and all three geographic regions, saw double-digit revenue growth in both U.S. dollars and local currency. We also achieved record quarterly EPS of $0.93, and we have a very strong balance sheet.

“We continue to gain market share, and demand for our services remains robust, as demonstrated by third-quarter bookings in excess of $7 billion. Our focus remains on driving sustainable and profitable growth through technology leadership and industry differentiation, and delivering superior value to our clients and shareholders.”

Financial Review

Revenues before reimbursements (“net revenues”) for the third quarter of fiscal 2011 were $6.7 billion, compared with $5.6 billion in the third quarter of fiscal 2010, an increase of 21 percent in U.S. dollars and 15 percent in local currency. Net revenues for the third quarter of fiscal 2011 exceeded the company’s guided range of $6.3 billion to $6.5 billion, which assumed a foreign-exchange impact of positive 4 percent. Adjusting for the actual foreign-exchange impact of positive 6 percent in the third quarter, the Company’s guided range for quarterly net revenues would have been $6.4 billion to $6.6 billion. Net revenues of $6.7 billion for the quarter also exceeded this adjusted range.

•	Consulting net revenues for the quarter were $3.97 billion, an increase of 23 percent in U.S. dollars and 17 percent in local currency over the third quarter of fiscal 2010.

•	Outsourcing net revenues were $2.75 billion, an increase of 17 percent in U.S. dollars and 12 percent in local currency over the third quarter of fiscal 2010.

Diluted EPS for the quarter were $0.93, an increase of $0.20, or 27 percent, compared with the third quarter of fiscal 2010. The components of the increase were:

•	an $0.08 increase from higher revenue and operating results in local currency;
•	a $0.04 increase from a lower effective tax rate;
•	a $0.04 increase from favorable foreign-exchange rates;
•	a $0.03 increase from a lower share count; and
•	a $0.01 increase from higher non-operating income.

Operating income for the quarter was $949 million, or 14.1 percent of net revenues, compared with $804 million, or 14.4 percent of net revenues, for the third quarter of fiscal 2010.

Gross margin (gross profit as a percentage of net revenues) for the quarter was 34.4 percent, compared with 34.7 percent for the third quarter last year.

Selling, general and administrative (SG&A) expenses for the third quarter were $1.36 billion, or 20.2 percent of net revenues, compared with $1.12 billion, or 20.2 percent of net revenues, for the third quarter last year. Sales and marketing costs as a percentage of net revenues decreased 40 basis points. General and administrative costs as a percentage of net revenues increased 40 basis points and included a $75 million provision for litigation matters (an impact of 110 basis points), partially offset by management of other general and administrative costs at a growth rate lower than that of net revenues.

The company’s effective tax rate for the quarter was 27.0 percent, compared with 29.8 percent for the third quarter last year. The lower rate in the third quarter of fiscal 2011 was primarily due to a number of factors that affect the geographic mix of income, partially offset by a net increase in reserves related to ongoing tax audits.

Net income for the quarter was $699 million, compared with $564 million for the same period of fiscal 2010, an increase of 24 percent.

Operating cash flow for the quarter was $1.35 billion, and property and equipment additions were $113 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $1.24 billion. For the same period last year, operating cash flow was $961 million; property and equipment additions were $58 million; and free cash flow was $903 million.

Days services outstanding, or DSOs, were 32 days at May 31, 2011, compared with 30 days at Aug. 31, 2010.

Accenture’s total cash balance at May 31, 2011 was $5.3 billion, compared with $4.8 billion at Aug. 31, 2010.

Utilization for the quarter was 85 percent. Attrition for the quarter was 15 percent, compared with 17 percent for the third quarter last year.

New Bookings

New bookings for the third quarter were $7.1 billion and reflect a positive 6 percent foreign-currency impact compared with new bookings in the third quarter last year.

•	Consulting new bookings were $3.7 billion, or 53 percent of total new bookings.

•	Outsourcing new bookings were $3.4 billion, or 47 percent of total new bookings.

Net Revenues by Operating Group

Net revenues by operating group were as follows:

•	Communications & High Tech: $1.4 billion, compared with $1.2 billion for the third quarter of fiscal 2010, an increase of 22 percent in U.S. dollars and 16 percent in local currency.

•	Financial Services: $1.4 billion, compared with $1.1 billion for the same period last year, an increase of 25 percent in U.S. dollars and 19 percent in local currency.

•	Health & Public Service: $971 million, compared with $927 million for the same period last year, an increase of 5 percent in U.S. dollars and 3 percent in local currency.

•	Products: $1.6 billion, compared with $1.3 billion for the third quarter last year, an increase of 20 percent in U.S. dollars and 14 percent in local currency.

•	Resources: $1.3 billion, compared with $1.0 billion for the same period of fiscal 2010, an increase of 28 percent in U.S. dollars and 22 percent in local currency.

Net Revenues by Geographic Region

Net revenues by geographic region for the third quarter were as follows:

•	Americas: $2.9 billion, compared with $2.5 billion for the third quarter of fiscal 2010, an increase of 16 percent in U.S. dollars and 14 percent in local currency.

•	Europe, Middle East and Africa (EMEA): $2.9 billion, compared with $2.4 billion for the third quarter of fiscal 2010, an increase of 21 percent in U.S. dollars and 13 percent in local currency.

•	Asia Pacific: $865 million, compared with $625 million for the year-ago period, an increase of 38 percent in U.S. dollars and 25 percent in local currency.

Returning Cash to Shareholders

Accenture continues to return cash to shareholders through cash dividends and share repurchases.

Dividend

On May 13, 2011, a semi-annual cash dividend of $0.45 per share was paid on Accenture plc Class A ordinary shares to shareholders of record at the close of business on April 15, 2011 and on Accenture SCA Class I common shares to shareholders of record at the close of business on April 12, 2011.

Combined with the semi-annual cash dividend of $0.45 per share paid on Nov. 15, 2010, this brings the total dividend payments for the fiscal year to $0.90 per share, for total cash dividend payments of $644 million.

Share Repurchase Activity

During the third quarter of fiscal 2011, Accenture repurchased or redeemed 11.4 million shares for a total of $644 million, including 9.7 million shares repurchased in the open market. This brings Accenture’s total share repurchases and redemptions for the first three quarters of fiscal 2011 to 29.7 million shares, including 13.1 million shares repurchased in the open market, for a total of approximately $1.4 billion.

Accenture’s total remaining share repurchase authority at May 31, 2011, was approximately $1.7 billion.

At May 31, 2011, Accenture had approximately 711 million total shares outstanding, including 646 million Accenture plc Class A ordinary shares and 65 million Accenture SCA Class I common shares and Accenture Canada Holding, Inc. exchangeable shares.

Business Outlook

Fourth Quarter Fiscal 2011

Accenture expects net revenues for the fourth quarter of fiscal 2011 to be in the range of $6.4 billion to $6.6 billion. This range assumes a foreign-exchange impact of positive 8 percent compared with the fourth quarter of fiscal 2010.

Full Fiscal Year 2011

Accenture’s business outlook for the full 2011 fiscal year now assumes a foreign-exchange impact of positive 3 percent compared with fiscal 2010. The annual business outlook provided in the company’s second-quarter fiscal 2011 earnings announcement in March assumed a foreign-exchange impact of positive 2 percent for the full fiscal year.

For fiscal 2011, the company has raised its outlook for net revenue growth to the range of 14 percent to 15 percent in local currency from its previous range of 11 percent to 14 percent in local currency. The company has also raised its outlook for annual diluted EPS to the range of $3.36 to $3.40 from its previous range of $3.22 to $3.30.

Accenture continues to expect operating margin for the full fiscal year to be in the range of 13.6 percent to 13.7 percent.

The company now expects operating cash flow to be in the range of $2.9 billion to $3.1 billion; now expects property and equipment additions to be $400 million; and now expects free cash flow to be in the range of $2.5 billion to $2.7 billion. The company now expects its annual effective tax rate to be in the range of 27 percent to 28 percent.

Accenture now expects new bookings to be at the upper end of its previously guided range of $25 billion to $28 billion for the full fiscal year.

Conference Call and Webcast Details

Accenture will host a conference call at 4:30 p.m. EDT today to discuss its third-quarter fiscal 2011 financial results. To participate, please dial +1 (800) 230-1085 [+1 (612) 288-0329 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com beginning at 7:00 p.m. EDT today, Thursday, June 23, and continuing until Monday, Sept. 26, 2011. A podcast of the conference call will be available online at www.accenture.com beginning approximately 24 hours after the call and continuing until Monday, Sept. 26. The replay will also be available via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 204978 from 7:00 p.m. EDT Thursday, June 23 through Monday, Sept. 26.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with more than 223,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. The company generated net revenues of US$21.6 billion for the fiscal year ended Aug. 31, 2010. Its home page is www.accenture.com.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Financial results “in local currency” are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign-currency exchange rates. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that these non-GAAP financial measures are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: the company’s results of operations could be adversely affected by negative or uncertain economic or geopolitical conditions and the effects of these conditions on the company’s clients’ businesses and levels of business activity; the company’s results of operations and ability to grow could be materially negatively affected if the company cannot adapt and expand its services and solutions in response to changes in technology and client demand; the consulting and outsourcing markets are highly competitive and the company might not be able to compete effectively; work with government clients exposes the company to additional risks inherent in the government contracting environment, including risks related to governmental budget and debt constraints; clients may not be satisfied with the company’s services; results of operations could be materially adversely affected if clients terminate their contracts with the company; outsourcing services are a significant part of the company’s business and subject the company to additional operational and financial risk; results of operations could materially suffer if the company is not able to obtain favorable pricing; if the company is unable to keep its supply of skills and resources in balance with client demand around the world, the company’s business, the utilization rate of the company’s professionals and the company’s results of operations may be materially adversely affected; the company’s business could be materially adversely affected if it incurs legal liability in connection with providing its services and solutions; if the company’s pricing estimates do not accurately anticipate the cost and complexity of performing work, then the company’s contracts could be unprofitable; many of the company’s contracts include performance payments that link some of the company’s fees to the attainment of performance or business targets and this could increase the variability of the company’s revenues and margins; the company’s ability to attract and retain business may depend on its reputation in the marketplace; the company’s alliance relationships may not be successful or may change, which could adversely affect the company’s results of operations; the company’s Global Delivery Network is increasingly concentrated in India and the Philippines, which may expose it to operational risks; as a result of the company’s geographically diverse operations and its growth strategy to continue geographic expansion, the company is more susceptible to certain risks; revenues, revenue growth and earnings in U.S. dollars may be lower if the U.S. dollar strengthens against other currencies, particularly the Euro and British pound; the company could have liability or the company’s reputation could be damaged if the company fails to protect client data and company data or information systems as obligated by law or contract or if the company’s information systems are breached; the company could be subject to liabilities or damage to its relationships with clients if subcontractors or the third parties with whom the company partners cannot meet their commitments on time or at all; the company’s services or solutions could infringe upon the intellectual property rights of others or the company might lose its ability to utilize the intellectual property of others; the company has only a limited ability to protect its intellectual property rights, which are important to the company’s success; changes in the company’s level of taxes, and audits, investigations and tax proceedings, could have a material adverse effect on the company’s results of operations and financial condition; the company’s profitability could suffer if its cost-management strategies are unsuccessful; if the company is unable to collect its receivables or unbilled services, the company’s results of operations, financial condition and cash flows could be adversely affected; the company may be subject to criticism, negative publicity and legislative or regulatory action related to its incorporation in Ireland; if the company is unable to manage the organizational challenges associated with its size, the company might be unable to achieve its business objectives; the company may not be successful at identifying, acquiring or integrating other businesses; consolidation in the industries the company serves could adversely affect its business; the company’s share price could fluctuate and be difficult to predict; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in Accenture plc’s most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###

Contact:

Fred Hawrysh

Accenture

+1 (917) 452-4398

fred.hawrysh@accenture.com

Alex Pachetti

Accenture

+1 (917) 452-5519

alex.pachetti@accenture.com

ACCENTURE PLC

CONSOLIDATED INCOME STATEMENTS

(In thousands of U.S. dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended May 31,				Nine Months Ended May 31,
	2011	% of Net Revenues	2010	% of Net Revenues	2011	% of Net Revenues	2010	% of Net Revenues
REVENUES:
Revenues before reimbursements ("Net revenues")	$6,720,115	100%	$5,571,017	100%	$18,819,386	100%	$16,129,987	100%
Reimbursements	484,240		404,478		1,359,455		1,131,018

Revenues	7,204,355		5,975,495		20,178,841		17,261,005
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	4,410,487	65.6%	3,639,367	65.3%	12,648,054	67.2%	10,724,052	66.5%
Reimbursable expenses	484,240		404,478		1,359,455		1,131,018

Cost of services	4,894,727		4,043,845		14,007,509		11,855,070
Sales and marketing	832,374	12.4%	714,487	12.8%	2,273,624	12.1%	1,959,733	12.1%
General and administrative costs	527,442	7.8%	410,057	7.4%	1,348,667	7.2%	1,235,513	7.7%
Reorganization costs, net	396		3,276		1,113		9,478

Total operating expenses	6,254,939		5,171,665		17,630,913		15,059,794

OPERATING INCOME	949,416	14.1%	803,830	14.4%	2,547,928	13.5%	2,201,211	13.6%
(Loss) gain on investments, net	(22)		(3)		(941)		29
Interest income	9,861		7,401		29,147		21,375
Interest expense	(2,827)		(2,061)		(11,070)		(11,061)
Other income (expense), net	1,421		(5,887)		11,560		(13,779)

INCOME BEFORE INCOME TAXES	957,849	14.3%	803,280	14.4%	2,576,624	13.7%	2,197,775	13.6%
Provision for income taxes	258,780		239,761		706,249		647,579

NET INCOME	699,069	10.4%	563,519	10.1%	1,870,375	9.9%	1,550,196	9.6%
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc.	(64,012)		(66,899)		(183,276)		(199,350)
Net income attributable to noncontrolling interests – other (1)	(7,044)		(6,023)		(21,355)		(15,672)

NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$628,013	9.3%	$490,597	8.8%	$1,665,744	8.9%	$1,335,174	8.3%

CALCULATION OF EARNINGS PER SHARE:
Net income attributable to Accenture plc	$628,013		$490,597		$1,665,744		$1,335,174
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc. (2)	64,012		66,899		183,276		199,350

Net income for diluted earnings per share calculation	$692,025		$557,496		$1,849,020		$1,534,524

EARNINGS PER SHARE:
- Basic	$0.96		$0.76		$2.58		$2.10
- Diluted (3)	$0.93		$0.73		$2.49		$1.99
WEIGHTED AVERAGE SHARES:
- Basic	651,339,239		641,355,607		645,032,214		637,199,756
- Diluted (3)	745,503,329		767,162,321		743,609,589		769,509,074
Cash dividends per share	$0.45		$0.375		$0.90		$1.125

(1)	Comprised primarily of noncontrolling interest attributable to the noncontrolling shareholders of Avanade, Inc.
(2)	Diluted earnings per share assumes the redemption of all Accenture SCA Class I common shares owned by holders of noncontrolling interests and the exchange of all Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares on a one-for-one basis.
(3)	Diluted weighted average Accenture plc Class A ordinary shares and earnings per share amounts in fiscal 2010 have been restated to reflect additional restricted share units issued to holders of restricted share units in connection with the payment of cash dividends.

ACCENTURE PLC

SUMMARY OF REVENUES

(In thousands of U.S. dollars)

(Unaudited)

				Percent
			Percent	Increase
OPERATING GROUPS	Three Months Ended May 31,		Increase	Local
	2011	2010	U.S.$	Currency
Communications & High Tech	$1,443,188	$1,178,355	22%	16%
Financial Services	1,441,626	1,149,863	25	19
Health & Public Service	971,277	926,618	5	3
Products	1,575,184	1,307,903	20	14
Resources	1,284,116	1,004,056	28	22
Other	4,724	4,222	n/m	n/m

TOTAL Net Revenues	6,720,115	5,571,017	21%	15%
Reimbursements	484,240	404,478	20

TOTAL REVENUES	$7,204,355	$5,975,495	21%

GEOGRAPHY
Americas	$2,920,837	$2,513,378	16%	14%
EMEA	2,934,593	2,433,024	21	13
Asia Pacific	864,685	624,615	38	25

TOTAL Net Revenues	$6,720,115	$5,571,017	21%	15%

TYPE OF WORK
Consulting	$3,965,751	$3,224,541	23%	17%
Outsourcing	2,754,364	2,346,476	17	12

TOTAL Net Revenues	$6,720,115	$5,571,017	21%	15%

				Percent
			Percent	Increase
OPERATING GROUPS	Nine Months Ended May 31,		Increase	Local
	2011	2010	U.S.$	Currency
Communications & High Tech	$4,002,113	$3,447,815	16%	15%
Financial Services	4,008,364	3,330,779	20	20
Health & Public Service	2,867,489	2,724,693	5	5
Products	4,344,871	3,717,538	17	16
Resources	3,583,449	2,897,528	24	21
Other	13,100	11,634	n/m	n/m

TOTAL Net Revenues	18,819,386	16,129,987	17%	16%
Reimbursements	1,359,455	1,131,018	20

TOTAL REVENUES	$20,178,841	$17,261,005	17%

GEOGRAPHY
Americas	$8,229,667	$6,945,686	18%	17%
EMEA	8,163,891	7,369,893	11	12
Asia Pacific	2,425,828	1,814,408	34	23

TOTAL Net Revenues	$18,819,386	$16,129,987	17%	16%

TYPE OF WORK
Consulting	$11,043,181	$9,276,981	19%	18%
Outsourcing	7,776,205	6,853,006	13	13

TOTAL Net Revenues	$18,819,386	$16,129,987	17%	16%

n/m = not meaningful

ACCENTURE PLC

OPERATING INCOME BY OPERATING GROUP (OG)

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended May 31,
	2011		2010
OPERATING GROUPS	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications & High Tech	$195,631	14%	$168,166	14%	$27,465
Financial Services	262,180	18	201,235	18	60,945
Health & Public Service	70,363	7	74,530	8	(4,167)
Products	190,501	12	183,780	14	6,721
Resources	230,741	18	176,119	18	54,622

Total	$949,416	14.1%	$803,830	14.4%	$145,586

	Nine Months Ended May 31,
	2011		2010
OPERATING GROUPS	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications & High Tech	$539,317	13%	$454,179	13%	$85,138
Financial Services	710,975	18	581,117	17	129,858
Health & Public Service	217,715	8	246,291	9	(28,576)
Products	473,547	11	441,023	12	32,524
Resources	606,374	17	478,601	17	127,773

Total	$2,547,928	13.5%	$2,201,211	13.6%	$346,717

ACCENTURE PLC

CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

	May 31, 2011	August 31, 2010
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,256,684	$4,838,292
Short-term investments	4,665	2,987
Receivables from clients, net	3,272,697	2,534,598
Unbilled services, net	1,423,468	1,127,827
Other current assets	1,189,746	1,059,921

Total current assets	11,147,260	9,563,625

NON-CURRENT ASSETS:
Unbilled services, net	51,083	54,310
Investments	41,983	41,023
Property and equipment, net	740,771	659,569
Other non-current assets	2,922,872	2,516,726

Total non-current assets	3,756,709	3,271,628

TOTAL ASSETS	$14,903,969	$12,835,253

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$4,621	$143
Accounts payable	862,651	885,328
Deferred revenues	2,162,514	1,772,833
Accrued payroll and related benefits	2,931,210	2,683,492
Other accrued liabilities	1,411,670	1,225,808

Total current liabilities	7,372,666	6,567,604

NON-CURRENT LIABILITIES:
Long-term debt	—	1,445
Other non-current liabilities	3,354,871	2,991,481

Total non-current liabilities	3,354,871	2,992,926

TOTAL ACCENTURE PLC SHAREHOLDERS' EQUITY	3,713,803	2,835,746

NONCONTROLLING INTERESTS	462,629	438,977

TOTAL SHAREHOLDERS' EQUITY	4,176,432	3,274,723

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$14,903,969	$12,835,253

ACCENTURE PLC

CONSOLIDATED CASH FLOWS STATEMENTS

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2011	2010	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$699,069	$563,519	$1,870,375	$1,550,196
Depreciation, amortization and asset impairments	130,773	116,314	371,916	349,730
Share-based compensation expense	125,530	107,213	343,718	326,629
Change in assets and liabilities/other, net	397,588	173,877	(525,546)	(386,540)

Net cash provided by operating activities	1,352,960	960,923	2,060,463	1,840,015

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(112,681)	(57,750)	(266,739)	(136,613)
Purchases of businesses and investments, net of cash acquired	(400)	(28,441)	(118,662)	(28,530)
Other investing, net	1,249	(440)	3,144	1,298

Net cash used in investing activities	(111,832)	(86,631)	(382,257)	(163,845)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	186,328	148,813	468,363	391,185
Purchases of shares	(643,861)	(446,952)	(1,441,073)	(1,332,479)
Cash dividends paid	(322,992)	(272,706)	(643,642)	(824,148)
Other financing, net	24,055	22,814	109,383	42,822

Net cash used in financing activities	(756,470)	(548,031)	(1,506,969)	(1,722,620)
Effect of exchange rate changes on cash and cash equivalents	94,482	(128,901)	247,155	(183,101)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	579,140	197,360	418,392	(229,551)

CASH AND CASH EQUIVALENTS, beginning of period	4,677,544	4,114,751	4,838,292	4,541,662

CASH AND CASH EQUIVALENTS, end of period	$5,256,684	$4,312,111	$5,256,684	$4,312,111